Exhibit 99.1

NEWS RELEASE

Green Plains Reports Record First Quarter 2014 Results

Company Generates $78 Million of Operating Income

Results for the First Quarter of 2014

•	Net income of $43.2 million

•	Earnings per diluted share of $1.04

OMAHA, NEB. (GLOBE NEWSWIRE) – April 29, 2014 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the first quarter of 2014. Net income for the quarter was $43.2 million, or $1.04 per diluted share, compared to net income of $2.6 million, or $0.08 per diluted share for the same period in 2013. Revenues were $733.9 million for the first quarter of 2014 compared to $765.5 million for the same period in 2013.

“Our financial results for the first quarter demonstrate the earnings capability of the company,” stated Todd Becker, President and Chief Executive Officer. “The size, scope and scale of our low-cost production platform positioned the company to produce significant results, particularly in a strong margin environment. Our merchant businesses also performed exceptionally well this quarter, allowing us to realize higher income from our opportunistic strategy around markets adjacent to our assets.”

During the first quarter, Green Plains’ ethanol production segment produced 230.8 million gallons of ethanol, or approximately 95.5% of its daily average production capacity. Non-ethanol operating income, from the corn oil production, agribusiness, and marketing and distribution segments, was $41.1 million in the first quarter of 2014 compared to $21.2 million for the same period in 2013.

“With the record first quarter, Green Plains is off to a strong start for 2014,” said Becker. “Solid domestic and export demand, as well as tight domestic stocks for ethanol, provide a favorable environment for us to continue to lock away forward margins. In the current environment, we expect results for the next several quarters to remain strong.”

Green Plains had $229.9 million in total cash and equivalents and $138.5 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at March 31, 2014. First quarter 2014 EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, was $94.1 million compared to $24.8 million for the same period in 2013. For reconciliations of net income to EBITDA, see “EBITDA” below.

First Quarter 2014 Business Highlights

•	Following the Company’s notice to redeem its $90.0 million of 5.75% convertible notes due 2015, nearly all holders exercised their conversion rights resulting in the issuance of over 6.5 million common shares for the notes, which was completed on March 19, 2014.

•	The Company began ethanol production at its Fairmont, Minnesota ethanol plant in early January 2014. The 115 million gallon per year ethanol plant had been idle for over a year when it was originally acquired in November 2013.

Conference Call

On April 30, 2014, Green Plains will hold a conference call to discuss its first quarter 2014 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-455-2296 and the international dial-in number is 719-325-2315. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through May 6, 2014.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended March 31,
	2014	2013
Revenues	$733,889	$765,476
Cost of goods sold	633,140	738,262

Gross profit	100,749	27,214
Selling, general and administrative expenses	22,406	14,510

Operating income	78,343	12,704
Other income (expense)
Interest income	113	39
Interest expense	(9,759)	(8,070)
Other, net	1,031	(520)

Total other income (expense)	(8,615)	(8,551)

Income before income taxes	69,728	4,153
Income tax expense	26,525	1,598

Net income	$43,203	$2,555

Earnings per share:
Basic	$1.30	$0.09

Diluted	$1.04	$0.08

Weighted average shares outstanding:
Basic	33,153	29,933

Diluted	43,251	30,210

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Consolidated revenues decreased by $31.6 million for the three months ended March 31, 2014 compared to the same period in 2013. Ethanol revenues decreased by $49.5 million due to a decrease in revenue per gallon partially offset by an increase in volumes sold in the three months ended March 31, 2014 compared to the same period in 2013.The decrease in ethanol revenues was also partially offset by an increase in merchant trading activities for other commodities including grain and natural gas, which contributed additional revenues of $2.9 million and $11.6 million, respectively. Gross profit increased by $73.5 million for the three months ended March 31, 2014 compared to the same period in 2013 primarily as a result of improved margins for ethanol production, lower average cost of corn and profits from merchant trading activities. Operating income increased by $65.6 million for the three months ended March 31, 2014 compared to the same period in 2013 as a result of the factors discussed above reduced by a $7.9 million increase in selling, general and administrative expenses. Selling, general and administrative expenses were higher for the three months ended March 31, 2014 compared to the same period in 2013 due most significantly to an increase in personnel costs and the expanded scope of operations following the acquisitions of the Atkinson, Fairmont and Wood River ethanol plants in the second and fourth quarters of 2013.

Interest expense increased by $1.7 million for the three months ended March 31, 2014 compared to the same period in 2013 due to the issuance of $120.0 million of 3.25% convertible notes in September 2013. Income tax expense was $26.5 million for the three months ended March 31, 2014 compared to $1.6 million for the same period in 2013.

Diluted earnings per share is computed by dividing net income on an if-converted basis, with respect to the 3.25% convertible notes and the 5.75% convertible notes, by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. For the three months ended March 31, 2013, the Company’s net income and weighted average number of common shares outstanding are not adjusted since the effect would be antidilutive. The following summarizes the effects of this method on net income and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended March 31,
	2014	2013
Net income	$43,203	$2,555
Interest and amortization on convertible debt, net of tax effect:
5.75% convertible notes due 2015	576	—
3.25% convertible notes due 2018	1,379	—

Net income on an if-converted basis	$45,158	$2,555

Effect on weighted average shares outstanding—diluted
5.75% convertible notes due 2015	4,081	—
3.25% convertible notes due 2018	5,756	—

Total effect on weighted average shares outstanding—diluted	9,837	—

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage, collectively referred to as agribusiness, and (4) marketing, merchant trading and logistics services for Company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information for the periods indicated (in thousands):

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	Three Months Ended March 31,
	2014	2013
Revenues:
Ethanol production	$538,372	$509,059
Corn oil production	16,391	15,699
Agribusiness	322,479	87,044
Marketing and distribution	776,537	700,232
Intersegment eliminations	(919,890)	(546,558)

	$733,889	$765,476

Gross profit:
Ethanol production	$71,688	$1,230
Corn oil production	7,815	7,909
Agribusiness	2,976	1,226
Marketing and distribution	40,716	17,055
Intersegment eliminations	(22,446)	(206)

	$100,749	$27,214

Operating income (loss):
Ethanol production	$66,226	$(2,349)
Corn oil production	7,708	7,810
Agribusiness	935	369
Marketing and distribution	32,494	12,986
Intersegment eliminations	(22,386)	(161)

Segment operating income	84,977	18,655
Corporate activities	(6,634)	(5,951)

	$78,343	$12,704

During the normal course of business, the Company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended March 31,
	2014	2013
Ethanol sold	230,772	170,841
(thousands of gallons)
Distillers grains sold	636	482
(thousands of equivalent dried tons)
Corn consumed	82,058	59,749
(thousands of bushels)

Revenues in the ethanol production segment increased by $29.3 million for the three months ended March 31, 2014 compared to the same period in 2013 primarily due to higher volumes produced and sold, partially offset by lower average ethanol and distillers grains prices. Revenues in the first quarter of 2014 included production from the Atkinson, Fairmont and Wood River plants, which were acquired in 2013 and contributed an additional combined 57.2 million gallons of ethanol production and $134.8 million in revenue. The ethanol production segment produced and sold 230.8 million gallons of ethanol, which represents approximately 95.5% of daily average production capacity, during the first quarter of 2014.

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Cost of goods sold in the ethanol production segment decreased by $41.1 million for the three months ended March 31, 2014 compared to the same period in 2013. Consumption of corn increased by 22.3 million bushels but the average cost per bushel decreased by 39% during the three months ended March 31, 2014 compared to the same period in 2013. As a result of the factors identified above, gross profit and operating income for the ethanol production segment increased by $70.5 million and $68.6 million, respectively, for the three months ended March 31, 2014 compared to the same period in 2013. Depreciation and amortization expense for the ethanol production segment was $13.0 million for the three months ended March 31, 2014 compared to $11.1 million during the same period in 2013.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $0.7 million for the three months ended March 31, 2014 compared to the same period in 2013. During the three months ended March 31, 2014, the corn oil production segment sold 50.6 million pounds of corn oil compared to 38.1 million pounds in the same period of 2013. Production in the first quarter of 2014 included 9.9 million pounds from the ethanol plants acquired in 2013. The average price realized for corn oil was 20% lower for the first quarter of 2014 compared to the same period in 2013. Gross profit and operating income in the corn oil production segment decreased by $0.1 million for the three months ended March 31, 2014 compared to the same period in 2013. The increase in revenues was offset by $0.8 million of additional expense related to increased volumes produced along with higher input costs during the three months ended March 31, 2014 compared to the same period in 2013.

Agribusiness Segment

Revenues in the agribusiness segment increased by $235.4 million and gross profit and operating income increased by $1.8 million and $0.6 million, respectively, for the three months ended March 31, 2014 compared to the same period in 2013. The agribusiness segment sold 70.8 million bushels of grain, including 68.7 million bushels to the ethanol production segment, during the three months ended March 31, 2014 compared to sales of 11.0 million bushels of grain, including 8.7 million bushels to the ethanol production segment, during the same period in 2013. The agribusiness segment focuses on supplying corn to the Company’s ethanol plants.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased by $76.3 million for the three months ended March 31, 2014 compared to the same period in 2013. The increase in revenues was primarily due to a $44.3 million increase in merchant trading activities for grain, natural gas and other commodities as well as an increase in ethanol revenues of $22.7 million.

The marketing and distribution segment sold 267.9 million and 239.2 million gallons of ethanol during the three months ended March 31, 2014 and 2013, respectively. Gross profit and operating income for the marketing and distribution segment increased by $23.7 million and $19.5 million, respectively, for the three months ended March 31, 2014 compared to the same period in 2013, primarily due to the increased trading activities discussed above.

Intersegment Eliminations

Intersegment eliminations of revenues increased by $373.3 million for the three months ended March 31, 2014 compared to the same period in 2013 due to the following factors: increased corn sales from the agribusiness segment to the ethanol production segment of $243.0 million, increased natural gas sales from the marketing and distribution segment to the ethanol production segment of $22.7 million, increased sales of ethanol from the ethanol production segment to the marketing and distribution segment of $110.8 million and decreased sales of distillers grains from the ethanol production segment to the marketing and distribution segment of $4.5 million.

Intersegment eliminations of gross profit and operating income increased by $22.2 million for the three months ended March 31, 2014 compared to the same period in 2013 due primarily to a change in the title transfer point for ethanol between segments beginning in the fourth quarter of 2013 and increased product in transit to customers. Beginning October 1, 2013, ethanol is sold from the ethanol production segment to the marketing and distribution segment as it is produced and transferred into storage tanks located at each respective plant. The finished product is then sold from the marketing and distribution segment to external customers. Profit is recognized by the ethanol production segment upon sale to the marketing and distribution segment but is eliminated from consolidated results until title to the product has been transferred to a third party. During the three months ended March 31, 2014, finished ethanol inventory levels increased primarily due to product that was in transit to external customers which resulted in a significant increase in intersegment profits that were deferred. The volume of ethanol and distillers grains in transit to customers at March 31, 2014 was affected by transportation constraints this winter.

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Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2014	2013
Net income	$43,203	$2,555
Interest expense	9,759	8,070
Income taxes	26,525	1,598
Depreciation and amortization	14,627	12,609

EBITDA	$94,114	$24,832

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	March 31,	December 31,
	2014	2013
ASSETS
Current assets	$616,634	$633,305
Property and equipment, net	804,897	806,046
Other assets	90,838	92,694

Total assets	$1,512,369	$1,532,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$430,856	$409,197
Long-term debt	379,431	480,746
Other liabilities	106,330	96,744

Total liabilities	916,617	986,687
Total stockholders’ equity	595,752	545,358

Total liabilities and stockholders’ equity	$1,512,369	$1,532,045

As of March 31, 2014, Green Plains had $229.9 million in total cash and equivalents and $138.5 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at March 31, 2014 was $642.5 million, including $128.4 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of March 31, 2014, Green Plains had total assets of approximately $1.5 billion and total stockholders’ equity of approximately $595.8 million. As of March 31, 2014, Green Plains had approximately 37.4 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains. (402) 884-8700

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